Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHANTICLEER HOLDINGS, INC.

Chanticleer Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: The name of Company is Chanticleer Holdings, Inc.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The Certificate of Incorporation of the Company shall be amended by adding the following paragraphs immediately following the second paragraph of Article Fourth:

Contingent and effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware (the “Effective Time”), each twenty-six (26) shares of common stock issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. The Company will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the Company when those entitled to receive such fractional shares are determined.

The Reverse Split shall occur automatically without any further action by the holders of common stock, and whether or not the certificates representing such shares of common stock have been surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of common stock issuable as a result of the Reverse Split unless the existing certificates evidencing the applicable shares of common stock prior to the Reverse Split are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.”

THIRD: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at a Special Meeting of Stockholders held on March 18, 2020, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, has executed this Certificate of Amendment to the Certificate of Incorporation and affirms the statements herein contained on this 1st day of April, 2020.

CHANTICLEER HOLDINGS, INC.

By:
Name:	Michael D. Pruitt
Title:	Chief Executive Officer

-2-